Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036
WERNER ENTERPRISES REPORTS FOURTH QUARTER AND ANNUAL 2015 REVENUES AND RECORD EARNINGS

Omaha, Nebraska, January 28, 2016:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and record earnings for the fourth quarter and year ended December 31, 2015.

Summarized financial results for fourth quarter and year 2015 compared to fourth quarter and year 2014 are as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Total revenues	$528,783	$553,186	(4)%	$2,093,529	$2,139,289	(2)%
Trucking revenues, net of fuel surcharge	368,790	354,812	4%	1,411,099	1,332,879	6%
Value Added Services (“VAS”) revenues	96,715	98,500	(2)%	393,174	390,645	1%
Operating income	57,261	52,627	9%	200,456	160,088	25%
Net income	36,648	32,709	12%	123,714	98,650	25%
Earnings per diluted share	0.51	0.45	12%	1.71	1.36	26%

2015 was a strong earnings year for Werner Enterprises. We would like to take this opportunity to thank the hard working men and women of Werner for keeping America moving and helping us achieve this significant milestone. Their relentless commitment to excellence and outstanding customer service are the keys to our success as we enter our 60th year in business.

Our freight demand in fourth quarter 2015 was less robust than the strong fourth quarter of 2014; however, it was consistent with our average freight demand in the fourth quarters of 2013, 2012 and 2011. Demand was less than expected in the first half of fourth quarter 2015, picked up significant strength in latter November and early December and then tapered to seasonally solid freight levels for the remainder of the year. Freight demand to date in January 2016 has been seasonally softer and in-line with the same periods of 2013, 2012 and 2011. Compared to the same periods in January 2015 and January 2014, freight demand is not as strong.

2014 and 2015 were cyclically contrasting years. 2014 provided the benefits of gradually improving demand from a strengthening economy and constrained supply due to a tight driver market and increasing safety regulations. Freight demand in 2015 did not strengthen as the year progressed, as the rate of economic growth slowed. The truckload sector also experienced supply increases in 2015 as small carrier confidence rose as a result of better rates in 2014 and much lower fuel prices beginning in late 2014. Finally, as 2015

Werner Enterprises, Inc. - Release of January 28, 2016

ended, truckload supply began to stabilize as truck orders declined significantly and safety regulators finalized the long awaited electronic logging device regulations in December 2015.

Noting the difficult comparisons to the strong freight market in fourth quarter 2014, average revenues per tractor per week, net of fuel surcharge, decreased 2.3% in fourth quarter 2015 compared to fourth quarter 2014. We continued to focus on securing driver friendly, highly productive freight in a market with fewer surge and project opportunities than we had in fourth quarter 2014. Our average miles per truck declined by 2.8% in fourth quarter 2015 compared to fourth quarter 2014.

Average revenues per total mile, net of fuel surcharge, increased 0.5% in fourth quarter 2015 compared to fourth quarter 2014. Our average length of haul in fourth quarter 2015 was essentially flat compared to fourth quarter 2014.
We are continuing to work with our customers to recoup the cost increases associated with more expensive equipment, a shrinking supply of qualified drivers and an increasingly challenging regulatory environment. Strategic customers understand the collective capacity and service challenges facing our company and our industry and are supportive of Werner's ongoing initiatives to provide sustainable transportation solutions in support of their supply chain needs.

In fourth quarter 2015, we averaged 7,469 trucks in service in the Truckload segment and 64 intermodal drayage trucks in the VAS segment. Following an ongoing and intense company-wide focus to improve our driver recruiting and retention, we ended fourth quarter 2015 with 7,450 trucks in the Truckload segment, a year-over-year improvement of 400 trucks compared to the end of fourth quarter 2014. Our Specialized Services unit, primarily Dedicated, ended 2015 with 3,675 trucks (or 49% of our total Truckload segment fleet).

Diesel fuel prices were $1.02 per gallon lower in fourth quarter 2015 than in fourth quarter 2014 and were 19 cents per gallon lower than in third quarter 2015. For the first 28 days of January 2016, the average diesel fuel price per gallon was 60 cents lower than the average diesel fuel price per gallon in the same period of 2015 and 78 cents lower than in first quarter 2015. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Total revenues declined by 4% in fourth quarter 2015 compared to fourth quarter 2014. However, trucking revenues, net of fuel surcharge revenues, grew 4% in fourth quarter 2015 compared to fourth quarter 2014. The significantly lower fuel prices in fourth quarter 2015 compared to fourth quarter 2014 primarily caused a reduction in fuel surcharge revenues by $36 million in the Truckload segment and revenues by an estimated $6 million in the VAS segment. This had the effect of reducing total consolidated revenues by an estimated 8 percentage points in fourth quarter 2015 compared to fourth quarter 2014.

We continue to invest in equipment solutions to improve our driver experience, raise operational efficiency and better manage maintenance and safety costs. We increased our capital expenditures in 2015 to lower the average age of our truck fleet and attained an average age of 1.9 years as of December 31, 2015, which compares to an average age of 2.2 years as of December 31, 2014. Net capital expenditures in 2015 were $351.5 million compared to $212.3 million in 2014. We estimate net capital expenditures for 2016 to be in the range of $400 million to $450 million, assuming mid-single digit fleet growth and a continuing reduction in our truck average age. However, if the freight market shows significant weakness during 2016, we will consider adjusting our capital expenditures accordingly. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting market remained challenging during fourth quarter 2015. Several difficult market factors persist including a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate, aging truck driver demographics and increased

Werner Enterprises, Inc. - Release of January 28, 2016

truck safety regulations. During fourth quarter 2015, we announced strategic and targeted driver and owner-operator per mile increases in our Van 48-state business units totaling slightly more than $10 million on an annualized basis to nearly 20% of our drivers. Most of these increases became effective January 2016. Over time, we expect the cost benefits of improved retention, higher mileage productivity and lower safety costs will more than offset these pay increases.

Gains on sales of assets were $4.4 million in fourth quarter 2015. This compares to gains on sales of assets of $5.0 million in fourth quarter 2014 and gains on sales of assets of $6.7 million in third quarter 2015 (which included a $0.7 million gain from a real estate sale). In fourth quarter 2015, we sold fewer trucks and more trailers than in fourth quarter 2014. We realized lower average gains per truck and higher average gains per trailer in fourth quarter 2015 compared to fourth quarter 2014. The used truck market weakened in fourth quarter 2015 causing lower pricing. This trend is expected to continue into 2016. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$96,715	100.0	$98,500	100.0	$393,174	100.0	$390,645	100.0
Rent and purchased transportation expense	80,762	83.5	85,100	86.4	332,168	84.5	338,625	86.7
Gross margin	15,953	16.5	13,400	13.6	61,006	15.5	52,020	13.3
Other operating expenses	11,529	11.9	10,997	11.2	44,108	11.2	44,485	11.4
Operating income	$4,424	4.6	$2,403	2.4	$16,898	4.3	$7,535	1.9
In fourth quarter 2015, VAS revenues decreased $1.8 million or 2%, and operating income dollars increased $2.0 million or 84%, compared to fourth quarter 2014. Adjusting for lower fuel prices that reduced operating revenues by an estimated $6 million, operating revenues would have increased 4%. The VAS gross margin percentage in fourth quarter 2015 of 16.5% improved 290 basis points year over year compared to the gross margin percentage of 13.6% in fourth quarter 2014. The VAS operating income percentage in fourth quarter 2015 of 4.6% improved 220 basis points from fourth quarter 2014 of 2.4%.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $45.3 million and $81.2 million in fourth quarters 2015 and 2014, respectively, and $212.5 million and $349.8 million in 2015 and 2014, respectively) and the VAS segment are shown below.

	Three Months Ended December 31,			Year Ended December 31,
Operating Ratios	2015	2014	Difference	2015	2014	Difference
Truckload Transportation Services	84.5%	84.8%	(0.3)%	86.7%	88.7%	(2.0)%
Value Added Services	95.4%	97.6%	(2.2)%	95.7%	98.1%	(2.4)%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for fourth quarter 2015 and fourth quarter 2014 are 86.2% and 87.6%, respectively, and for 2015 and 2014 are 88.5% and 91.0%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of December 31, 2015, we had $75.0 million of debt outstanding and $935.7 million of stockholders' equity.

Werner Enterprises, Inc. - Release of January 28, 2016

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
	$	%	$	%	$	%	$	%
Operating revenues	$528,783	100.0	$553,186	100.0	$2,093,529	100.0	$2,139,289	100.0
Operating expenses:
Salaries, wages and benefits	160,766	30.4	155,581	28.1	639,908	30.6	584,006	27.3
Fuel	43,587	8.2	76,032	13.7	204,583	9.8	346,058	16.2
Supplies and maintenance	45,786	8.7	48,169	8.7	190,114	9.1	188,437	8.8
Taxes and licenses	23,187	4.4	21,905	4.0	89,646	4.3	85,468	4.0
Insurance and claims	20,814	3.9	21,200	3.8	80,848	3.9	80,375	3.7
Depreciation	50,144	9.5	45,106	8.2	193,209	9.2	176,984	8.3
Rent and purchased transportation	119,918	22.7	125,004	22.6	480,624	22.9	498,782	23.3
Communications and utilities	3,820	0.7	3,623	0.7	15,121	0.7	14,220	0.7
Other	3,500	0.7	3,939	0.7	(980)	(0.1)	4,871	0.2
Total operating expenses	471,522	89.2	500,559	90.5	1,893,073	90.4	1,979,201	92.5
Operating income	57,261	10.8	52,627	9.5	200,456	9.6	160,088	7.5
Other expense (income):
Interest expense	405	—	511	0.1	1,974	0.1	881	—
Interest income	(787)	(0.1)	(609)	(0.1)	(2,875)	(0.1)	(2,538)	(0.1)
Other	(61)	—	(31)	—	196	—	(29)	—
Total other expense (income)	(443)	(0.1)	(129)	—	(705)	—	(1,686)	(0.1)
Income before income taxes	57,704	10.9	52,756	9.5	201,161	9.6	161,774	7.6
Income taxes	21,056	4.0	20,047	3.6	77,447	3.7	63,124	3.0
Net income	$36,648	6.9	$32,709	5.9	$123,714	5.9	$98,650	4.6

Diluted shares outstanding	72,417		72,508		72,556		72,738
Diluted earnings per share	$0.51		$0.45		$1.71		$1.36

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Truckload Transportation Services	$419,435	$440,943	$1,644,874	$1,702,137
Value Added Services	96,715	98,500	393,174	390,645
Driving Schools and Other	12,516	13,473	54,512	46,588
Corporate	417	728	2,297	2,803
Subtotal	529,083	553,644	2,094,857	2,142,173
Inter-segment eliminations (1)	(300)	(458)	(1,328)	(2,884)
Total	$528,783	$553,186	$2,093,529	$2,139,289

Operating Income
Truckload Transportation Services	$57,949	$54,754	$189,850	$152,992
Value Added Services	4,424	2,403	16,898	7,535
Driving Schools and Other	(5,475)	(5,236)	(7,513)	(3,991)
Corporate	363	706	1,221	3,552
Total	$57,261	$52,627	$200,456	$160,088

(1) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of January 28, 2016

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.63%	12.08%	4.6%	12.39%	12.06%	2.7%
Average trip length in miles (loaded)	485	484	0.2%	482	473	1.9%
Average tractors in service	7,469	7,021	6.4%	7,271	7,013	3.7%
Average revenues per tractor per week (1)	$3,798	$3,888	(2.3)%	$3,732	$3,655	2.1%
Total trailers (at quarter end)	22,630	22,305		22,630	22,305
Total tractors (at quarter end)
Company	6,635	6,400		6,635	6,400
Independent contractor	815	650		815	650
Total tractors	7,450	7,050		7,450	7,050

Value Added Services segment
Average tractors in service	64	55		56	50
Total trailers (at quarter end)	1,460	1,670		1,460	1,670
Total tractors (at quarter end)	62	55		62	55

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Capital expenditures, net	$100,374	$65,455	$351,483	$212,294
Cash flow from operations	87,620	41,354	370,392	206,565
Return on assets (annualized)	9.2%	8.9%	8.0%	7.0%
Return on equity (annualized)	15.9%	15.9%	14.1%	12.4%

Werner Enterprises, Inc. - Release of January 28, 2016

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	December 31, 2015	December 31, 2014
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$31,833	$22,604
Accounts receivable, trade, less allowance of $10,298 and $10,017, respectively	251,023	266,727
Other receivables	17,241	20,316
Inventories and supplies	16,415	17,824
Prepaid taxes, licenses and permits	15,657	14,914
Current deferred income taxes	28,037	34,066
Income taxes receivable	20,052	23,435
Other current assets	27,281	26,458
Total current assets	407,539	426,344

Property and equipment	1,908,600	1,786,229
Less – accumulated depreciation	754,130	772,447
Property and equipment, net	1,154,470	1,013,782

Other non-current assets	51,675	40,336
Total assets	$1,613,684	$1,480,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,643	$64,827
Insurance and claims accruals	64,106	73,814
Accrued payroll	25,233	28,121
Other current liabilities	23,720	19,768
Total current liabilities	183,702	186,530

Long-term debt, net of current portion	75,000	75,000
Other long-term liabilities	19,832	20,021
Insurance and claims accruals, net of current portion	125,195	123,445
Deferred income taxes	274,301	241,606

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 71,998,750 and 72,038,368 shares outstanding, respectively	805	805
Paid-in capital	102,734	101,803
Retained earnings	1,022,966	915,085
Accumulated other comprehensive loss	(13,063)	(9,375)
Treasury stock, at cost; 8,534,786 and 8,495,168 shares, respectively	(177,788)	(174,458)
Total stockholders’ equity	935,654	833,860
Total liabilities and stockholders' equity	$1,613,684	$1,480,462

Werner Enterprises, Inc. - Release of January 28, 2016

On January 27, 2016, Gary L. Werner provided notice of his intent to retire from the Board of Directors and as the Vice Chairman of the company, effective February 12, 2016. Mr. Werner is retiring after more than 40 years of service and the Company is very thankful for his many years of valued service.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.